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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement
No. 2-81697 on Form S-8, in Registration Statement No. 2-94816 on Form S-8, in Registration Statement No. 33-49662 on Form S-3, in Registration Statement No. 33-51669 on Form S-3, in Registration Statement No. 33-53655 on Form S-3, in Registration Statement No. 33-54791 on Form S-8, in Registration Statement No. 333-16353, in Registration Statement No. 333-16353-01, in Registration Statement No. 333-16353-02, and in Registration Statement No. 333-16353-03 of our report dated January 30, 1998, appearing in this Annual Report on Form 10-K of The Washington Water Power Company for the year ended December 31, 1997.

Deloitte & Touche LLP

Seattle, Washington
March 17, 1998


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